EXHIBIT 4.3

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


March 25, 1997



Nuveen Tax-Free Unit Trust, Series 928
c/o John Nuveen & Co. Incorporated,
as Depositor of Nuveen Tax-Free Unit
Trust, Series 928
333 W. Wacker Drive
Chicago, Illinois 60606



RE:  Nuveen Tax-Free Unit Trust, Series 928


Dear Sirs:


    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 928 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN